Exhibit 10.4

Deed

Director’s deed of
indemnity, insurance and
access

Mobilicom Limited ACN 617 155 978

Oren Elkayam

Contents

Table of contents

1	Definitions, interpretation and deed components		2

	1.1	Definitions	2
	1.2	Interpretation	4
	1.3	Interpretation of inclusive expressions	5
	1.4	Business Day	5
	1.5	Deed components	5

2	Access to Board Papers		5

	2.1	Company to keep records	5
	2.2	Director may access and use Board Papers	5
	2.3	Confidentiality and privilege	6

3	Indemnity to Director		7

	3.1	Indemnity	7
	3.2	Continuing indemnity	7
	3.3	Advance of defense costs	7
	3.4	Repayment	7
	3.5	Conduct of proceedings	7
	3.6	Legal representation	8

4	D&O Policy		9

	4.1	Company to maintain D&O Policy	9
	4.2	Terms of D&O Policy	9
	4.3	Director’s obligations	10

5	General		10

	5.1	Governing law and jurisdiction	10
	5.2	Notices	10
	5.3	Invalidity and enforceability	10
	5.4	Exclusion of moratoria.	10
	5.5	Variation	10
	5.6	Waiver	11
	5.7	Further action	11
	5.8	Stamp duty	11
	5.9	Other rights	11
	5.10	Tax on payments	11
	5.11	Entire agreement.	11
	5.12	No reliance	11
	5.13	Counterparts	11
	5.14	Relationship of the parties	11
	5.15	Exercise of rights	12

Signing page	13

Director’s deed of indemnity, insurance and access

Date	2 February	2017

Between the parties

Company	Mobilicom Limited
ACN 617 155 978 c/- Quinert Rodda & Associates Pty Ltd,
Suite 1, Level 6, 50 Queen Street, Melbourne VIC 3000 (Company)

Director	Oren Elkayam
of 5 Zalman Shazar St Hod-Hasharon, Israel
or address as advised from time to time (Director)

Recitals	The Constitution provides that the Company:

●	must indemnify directors to the full extent permitted by law; and

●	may enter into contracts of insurance to protect directors against any liability incurred by directors as directors of the Company.

2	The Corporations Act provides that the Company must provide directors with access to certain Company documents.

3	The Director will be appointed as a director of the Company with effect from the Appointment Date.

4	In accordance with the Constitution and the Corporations Act and in consideration of the Director agreeing to act as a director of the Company, the Company has agreed to:

●	provide access to Board Papers;

●	indemnify the Director against liabilities incurred while acting as a director of the Company; and

●	maintain a D&O Policy,

on the terms contained in this deed.

This deed witnesses as follows:

1	Definitions, interpretation and deed components

1.1	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning

Access Period	in relation to the Company and each Relevant Company (as the case may be) the period commencing on the Appointment Date and ending on the later of:

the date which is 7 years after the Director ceases to hold office as a director of the Company or the Relevant Company (as the case may be); and

	2	the date any Relevant Proceedings commenced (and notified by the Director to the Company) during the period specified in item 1 have been finally resolved.

Appointment	Date the date the Director commences acting as a director of the Company.

Board	the board of directors of the Company.

Board Papers	in relation to the Company:

all material provided to the Director, to the board or to any committee of the board (Material), whether in documentary form or some other form, including, but not limited to, board papers, submissions, minutes, memoranda, legal opinions, financial statements and subcommittee papers; and

	2	all documents of the Company or to which the Company is a party where those documents are referred to in any Material,

during the Relevant Period.

and, in relation to each Relevant Company:

all material provided to the Director in his/her capacity as a director of the Relevant Company, to the board of the Relevant Company or to any committee of the board of the Relevant Company, whether in documentary form or some other form, including, but not limited to, board papers, submissions, minutes, memoranda, legal opinions, financial statements and subcommittee papers; and

2	all documents of the Relevant Company or to which the Relevant Company is a party where those documents are referred to in any such material.

Term	Meaning

Business Day	a day on which banks are open for business in Melbourne Victoria other than a Saturday, Sunday or a public holiday in that city.

claim	any writ, summons, claim, cross claim, counterclaim, application, examination, allegation, cause of action, suit or demand of any nature whatsoever, other originating legal or arbitral process, proceeding, investigation or inquiry or hearing by any Governmental Agency, arising out of or in any way connected to any act or omission by the Director, or any written or oral threat that might reasonably result in the Director apprehending that any such proceedings would be initiated.

Constitution	the Company’s constitution at the date of this deed.

Corporations Act	the Corporations Act 2001 (Cth).

D&O Policy	a policy of insurance provided and maintained by the Company insuring the Director (among others) against liability as a director and officer of the Company and its subsidiaries.

Director	has the meaning given in section 9 of the Corporations Act.

Document	has the meaning given to it for the purposes of the Corporations Act.

Government Agency	any government or governmental, administrative, monetary, fiscal, or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

liability	a liability of any kind including damages, costs, fees and expenses and any applicable taxes levied in respect of that liability.

officer	includes any director and any senior manager of the Company and its related bodies corporate.

related body corporate	has the meaning given to it for the purposes of the Corporations Act.

Relevant Company	each related body corporate of the Company of which the Director is a director from time to time.

Term	Meaning

Relevant Period	the period commencing on the Appointment Date and ending on the date the Director ceases to act as a director of the Company or Relevant Company (as the case may be).

Relevant Proceedings	in relation to the Director:

1	any hearing, conference, dispute, inquiry or investigation of a court, arbitrator, mediator, tribunal or governmental or administrative body; and

2	any procedural step preceding or otherwise relating to such a hearing, conference, dispute, inquiry or investigation,

in which the Director is involved as a party or potential party because the Director is or was a director of the Company or Relevant Company (as the case may be) in the Relevant Period.

senior manager	has the meaning given to it for the purposes of the Corporations Act.

1.2	Interpretation

In this deed:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e)	an expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;

(f)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them;

(h)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this deed;

(i)	a reference to a body, other than a party to this deed (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body, is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

U)	a promise on the part of 2 or more persons binds them jointly and severally;

(k)	a provision of this deed may not be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(I)	a reference to a party to a document includes that party’s successors and permitted assignees; and

(m)	a reference to the Director includes the estate, heirs and legal representatives of any deceased or mentally incompetent Director.

1.3	Interpretation of inclusive expressions

Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.5	Deed components

This deed includes any schedule.

2	Access to Board Papers

2.1	Company to keep records

(a)	Subject to clause 2.1(b), the Company must keep and must use all reasonable endeavours to procure that each Relevant Company of which the Director is a director keep a complete set of Board Papers, in a systematic and organised manner, in secure custody during the Access Period.

(b)	Where Board Papers were brought into existence before the date of this deed, the Company complies with its obligations under clause 2.1(a) if it uses all reasonable endeavours to collate and keep, and if it uses all reasonable endeavours to procure each Relevant Company to collate and keep, those Board Papers in the manner required by clause 2.1(a).

2.2	Director may access and use Board Papers

(a)	Subject to clauses 2.2(b) and 2.2(e), if the Director asks to inspect, or for a copy of, a Board Paper of the Company or a Relevant Company during the Access Period and the request is made in connection with Relevant Proceedings or the threat of Relevant Proceedings, the Company must, as soon as practicable after receiving that request:

(1)	where the request relates to a Board Paper of the Company, allow the Director (or a person nominated in writing by the Director) to inspect the Board Paper at the Company’s registered office (or any other place agreed by the Company and the Director) and give the Director a copy of the Board Paper without charge;

(2)	where the request relates to a Board Paper of a Relevant Company, use all reasonable endeavours to procure the Relevant Company to take the steps contemplated by clause 2.2(a)(1).

(b)	The Director acknowledges that the Company or Relevant Company (as the case may be):

(1)	remains the owner of all Board Papers; and

(2)	may request the Director to provide the Company or Relevant Company with reasons why the Director requires access to a document.

(c)	The Director must, on written request by the Company or Relevant Company (as the case may be), provide the Company or Relevant Company with written reasons why the Director requires access to a document; and

(d)	The Director must return to the Company or Relevant Company or destroy all copies of any Board Paper obtained from the Company or Relevant Company under this clause 2.2 within 1O Business Days after the Relevant Proceedings are finally resolved or the threat of Relevant Proceedings has ceased to materially exist.

(e)	If the Company or Relevant Company (as the case may be) has any right (including a right it has jointly or in common with the Director or with the Directors and others) to privilege, such as legal professional privilege, in respect of any document which the Director inspects, copies or uses under this deed or under the Corporations Act or under the general law rights of a director:

(1)	that document is to be taken to be confidential;

(2)	by permitting the inspection, copying or use to the Director or the Director’s permitted nominee, the Company does not waive any privilege; and

(3)	in so inspecting, copying or using the document by himself or herself or through the Director’s permitted nominee, the Director must use best efforts to ensure that so far as is practical the right to privilege is not lost or waived, whether by the Director or the Director’s nominee or otherwise.

Nothing in this deed or done pursuant to this deed prevents the Company or Relevant Company (as the case may be) from relying on privilege in proceedings between the Director and the Company or Relevant Company (including in respect of a document which the Company or Relevant Company has disclosed to the Director outside those proceedings).

(f)	The Company acknowledges, and on behalf of each Relevant Company acknowledges, that monetary damages alone would not be adequate compensation to the Director for the Company’s or Relevant Company’s (as the case may be) breach of its obligations under this clause 2.2 and that accordingly specific performance of those obligations is an appropriate remedy.

(g)	This clause 2.2 does not limit any right of access the Director otherwise has to Board Papers.

2.3	Confidentiality and privilege

(a)	The Director must not disclose any confidential information contained in a Board Paper to a third party unless:

(1)	the Company or Relevant Company (as the case may be) has given its prior written consent;

(2)	the Director is required to do so by law;

(3)	the disclosure is made for the purpose of obtaining professional advice; or

(4)	the disclosure is made in connection with the Relevant Proceedings or the threat of Relevant Proceedings in relation to which the Director was given access to the Board Paper,

and the Director uses the Director’s best endeavours to ensure all information disclosed is kept confidential.

(b)	Nothing in clause 2.3(a) is intended to replace or reduce the duties which the Director may have, at law, to the Company or a related body corporate.

(c)	Where the Director is entitled to disclose confidential information under clause 2.3(a) and the Board Papers include any information to which legal professional privilege attaches for the benefit of the Company or Relevant Company (as the case may be), or both the Company or Relevant Company and the Director, the Director must use the Director’s best endeavours to avoid doing anything that will cause that privilege to be waived, extinguished or lost by the Company or Relevant Company in relation to third parties.

3	Indemnity to Director

3.1	Indemnity

The Company must indemnify the Director, on a full indemnity basis and to the full extent permitted by law, against all losses or liabilities (including all reasonable legal costs) incurred by the Director as an officer of the Company or of a related body corporate.

3.2	Continuing indemnity

The indemnity in clause 3.1 is an irrevocable, unconditional, continuing and principal obligation of the Company despite:

(a)	the resignation or removal of the Director as a director of the Company;

(b)	the settlement of any dispute between the Director and the Company or a third party; or

(c)	the occurrence of any other thing,

and remains in full force and effect until released by the Director.

3.3	Advance of defence costs

(a)	The Company, on the Director’s request, will advance to the Director reasonable costs incurred or expected to be incurred by the Director (whether legal or otherwise) in defending Relevant Proceedings. Any such advance will be interest free.

(b)	The Director must furnish the Company with invoices or other relevant evidence of the costs incurred for the purposes of clause 3.3(a).

(c)	If the Company has advanced an amount for costs under clause 3.3(a), the amount of the advance will be in part satisfaction of the Company’s obligation to indemnify the Director and will cease to be repayable unless it is subsequently found that the Director was not entitled to be indemnified for those costs.

3.4	Repayment

If the Company has paid an amount under clause 3.1 or advanced an amount for costs under clause 3.3(a) and it is subsequently found that the Director is not entitled to be indemnified for or advanced those costs, the Director must repay the amount of the payment to the Company within 90 days of a request by the Company.

3.5	Conduct of proceedings

(a)	The Company may do one or more of the following:

(1)	assume the conduct, negotiation or defence of a claim;

(2)	institute a cross claim or a counterclaim in relation to a claim; and

(3)	subject to clause 3.6, retain lawyers in relation to a claim to act on behalf of both the Director and the Company,

and, when it does so, the conduct of the claim will be under the sole management and control of the Company or its insurers (acting reasonably).

(b)	The Director must:

(1)	give notice to the Company promptly on becoming aware of any claim or any circumstances which could reasonably be expected to give rise to any claim against the Director that may give rise to a right to be indemnified under this deed;

(2)	take any reasonable action that the Company requests to avoid, dispute, resist, bring an appeal in, compromise or defend any claim or any adjudication of a claim;

(3)	not make any admission of liability or payment in respect of or settle or compromise any claim without the Company’s prior written consent;

(4)	on request by the Company, render all reasonable assistance and co-operation to the Company in the conduct of any claim, including, but not limited to, giving the Company any documents, authorities and directions that the Company reasonably requires to prosecute or advance any cross claim or counterclaim in relation to a claim; and

(5)	on request by the Company, do anything reasonably necessary or desirable to enable the Company (so far as possible} to be subrogated to and enjoy the benefits of the Director’s rights in relation to any cross claims or any claims against any third party (including any claim under any applicable D&O policy) and render any assistance that is reasonably requested by the Company for that purpose, and the Company is not obliged to indemnify the Director under this deed or otherwise where the Director fails to perform any of these obligations.

(c)	The Director is entitled to be reimbursed by the Company the actual costs of the Director reasonably incurred in taking action or providing assistance under clause 3.5(b).

(d)	In acting under clause 3.5(a), the Company must, subject to any requirement of its insurers, have regard to the principle that the reputation of the Director should not be injured unreasonably.

(e)	If the Company does not elect to take control of the conduct of proceedings under clause 3.5(a), the Director must ensure that the Company is kept fully informed of any actual or proposed developments (including, without limitation, any meetings) and is provided with copies of all material correspondence and documentation relating to such third party claim or action, and such other information, assistance and access to records and personnel as the Company reasonably requires.

3.6	Legal representation

The Director may engage separate legal or other representation and participate in a claim or proceeding against the Director as a result of or arising from being a director of the Company or a related body corporate. The Company will pay any expenses incurred by the Director in relation to the representation or participation only to the extent that those expenses are:

(a)	incurred before the Company assumes conduct of the claim;

(b)	incurred with the Company’s prior written authority; or

(c)	reasonable and incurred in circumstances where:

(1)	the Company has refused to authorise representation or participation by lawyers other than lawyers acting also for the Company; and

(2)	there is a reasonable likelihood that the interests of the Director and of the Company would conflict if the same lawyers were to act on behalf of both the Director and the Company.

4	D&O Policy

4.1	Company to maintain D&O Policy

(a)	Subject to clause 4.2, the Company must maintain a D&O Policy from the date of this deed until the end of the Access Period.

(b)	To the extent required to comply with its disclosure obligations in relation to the D&O Policy, the Company will seek information from the Director within a reasonable period before the renewal of the policy.

4.2	Terms of D&O Policy

The Company must:

(a)	to the extent that such a policy is available from a reputable insurance company at reasonable commercial rates, ensure that the D&O Policy:

(1)	is at least as comprehensive as those available from reputable and financially secure insurance companies containing the kinds of terms, conditions, exclusions and additional cover commonly included in a directors and officers insurance policy of the kind effected by companies in the same industry as the Company that have a comparable market capitalisation, size and nature of operations and a similar financial status to the Company and a desire to protect directors and former directors to the maximum extent that is reasonable in the circumstances; and

(2)	is at least as comprehensive as those available from reputable and financially secure insurance companies containing the kinds of terms, conditions, exclusions and additional cover commonly included in a directors and officers insurance policy that is appropriate in view of the potential liabilities of the Director (which will require consideration of the activities of and potential liabilities incurred by the Company at the time the Director was a director of the Company); and

(3)	is at least as comprehensive as the directors and officers insurance policy effected for the benefit of the existing directors of the Company from time to time during the Access Period;

(b)	to the maximum extent permitted by law, pay the cost of any premiums under the D&O Policy;

(c)	to the extent that any part of the premium for the D&O Policy may not by law be paid by the Company, give the Director notice of and a reasonable opportunity to contribute that part of the additional premium which is attributable to the Director (if required for the policy to be effective); and

(d)	at the request of the Director, give the Director a copy of the D&O Policy and a certificate of currency in respect of the D&O Policy.

General

4.3	Director’s obligations

(a)	To the extent required to comply with its disclosure obligations in relation to the D&O Policy, the Director will provide the Company with the information requested by it within a reasonable period before the renewal of the policy.

(b)	Nothing in this deed modifies or limits any obligation of the Director under the terms of any applicable D&O Policy. Furthermore, the terms of this deed shall not negate any obligation that the Director might have to assist the Company in complying with any obligations it may have under the terms of such D&O Policy and the Director must not take or fail to take any action which may prejudice the ability of the Company to recover under any such D&O Policy.

5	General

5.1	Governing law and jurisdiction

(a)	This deed is governed by the law in force in Victoria.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

5.2	Notices

Any notice or other communication to or by a party to this deed:

(a)	must be in legible writing addressed as shown at the commencement of this deed or as specified to the sender by any party by notice; and

(b)	may be delivered by hand or sent by prepaid post or facsimile transmission.

5.3	Invalidity and enforceability

(a)	If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 5.3(a) does not apply where enforcement of the provision of this deed in accordance with clause 5.3(a) would materially affect the nature or effect of the parties’ obligations under this deed.

5.4	Exclusion of moratoria

Any statute, moratorium or other governmental order that prejudicially affects the rights, powers or discretions of the parties under this deed does not apply to this deed unless application is mandatory.

5.5	Variation

A variation of any term of this deed must be in writing and signed by the parties.

5.6	Waiver

(a)	A party waives a right under this deed only if it does so in writing.

(b)	A party does not waive a right simply because it:

(1)	fails to exercise the right;

(2)	delays exercising the right; or

(3)	only exercises part of the right.

(c)	A waiver of one breach of a term of this deed does not operate as a waiver of another breach of the same term or any other term.

5.7	Further action

Each party must do all things and execute all further documents necessary to give full effect to this deed.

5.8	Stamp duty

The Company must pay any stamp duty chargeable on this deed.

5.9	Other rights

Nothing in this deed limits or restricts any other right of indemnity or other exoneration or protection available to the Director independently of this deed, whether under general or statutory law or otherwise, including arising from a relationship of employment with the Company but nothing in this deed requires the Company to pay more than once in respect of any claim.

5.10	Tax on payments

If payment is due to the Director under this deed (Payment) and its receipt or derivation gives rise to a liability for tax (including income or goods and services tax) on or payable by the Director, the Company must increase the Payment by the amount necessary to ensure that, after payment of the tax, the balance remaining to the Director is equal to the amount of the Payment.

5.11	Entire agreement

This deed states all the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

5.12	No reliance

Neither party has relied on any statement by the other party not expressly included in this deed.

5.13	Counterparts

This deed may be executed in any number of counterparts.

5.14	Relationship of the parties

(a)	Nothing in this deed gives a party authority to bind any other party in any way.

(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

5.15	Exercise of rights

(a)	Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)	A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Signing page

Executed as a deed

Signed sealed and delivered by

Mobilicom Limited
by

sign here	/s/ Katherine Goland
Company Secretary/ Director

print name	Katherine Goland

sign here	/s/ Mark Licciardo
Director

print name	Mark Licciardo

Signed sealed and delivered by

sign here	/s/ Oren Elkayam

print name	Oren Elkayam

sign here	/s/ Aoam Sutherland
Witness

print name	AOAM SUTHERLAND